NEWS RELEASE

                                                                        CONTACT:
                                                               Timothy T. Tevens
                                           President and Chief Executive Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5400
                                                          TIM.TEVENS@CMWORKS.COM

         COLUMBUS MCKINNON NAMES KAREN L. HOWARD CHIEF FINANCIAL OFFICER

AMHERST, N.Y., January 26, 2006 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that its Board of Directors has appointed Karen L. Howard as the Company's Chief Financial Officer. A Vice President and member of the Company's Executive Committee since 1997, Ms. Howard is also the Company's Treasurer and has served as its Interim Chief Financial Officer since August 5, 2005. Ms. Howard was selected by the Board as Chief Financial Officer following her service as Interim Chief Financial Officer and a national external search to identify and evaluate other candidates for the position.

Timothy Tevens,  President and Chief  Executive  Officer  commented,  "I am very pleased to announce Karen Howard's appointment as Chief Financial Officer of Columbus McKinnon. She has been a valuable member of our management and financial team over the last decade and during that time has served as our Treasurer and Controller with a leadership role in our reporting, finance and investor relations activities. As Interim Chief Financial Officer over the last five months, Karen has done an outstanding job leading our balance sheet restructuring activities including our recent equity offering which substantially reduces our future interest expense while significantly strengthening our financial position and flexibility. We are confident Karen's dedication, experience and knowledge will continue to make her a highly effective leader of Columbus McKinnon's financial team and operations."

A Certified Public Accountant, Ms. Howard was named the Company's Treasurer in August 2004 and previously served as Corporate Controller since January 1997. Prior to joining Columbus McKinnon in 1995 as Manager, Financial & Tax Planning, Ms. Howard was an Audit Senior Manager for Ernst & Young and was employed there from 1984 to 1995. Ms. Howard holds a Bachelor of Business Administration, Accounting degree from Niagara University.

ABOUT COLUMBUS MCKINNON
-----------------------
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

SAFE HARBOR STATEMENT
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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